Exhibit 1A-2B

Scholar Hospitality Holdings I LLC

LIMITED LIABILITY COMPANY AGREEMENT

This is an Agreement, entered into effective on April 14, 2026, by and among Scholar Hospitality Holdings I LLC, a Delaware limited liability company (the “Company”), Scholar Hospitality Holdings I GP LLC, a Delaware limited liability company (the “Manager”), and the persons who purchase Class A Units following the date of this Agreement (the “Class A Members”). The Class A Members and the Manager are sometimes referred to as “Members” in this Agreement.

Background

The Members own all of the limited liability company interests of the Company and wish to set forth their understandings concerning the ownership and operation of the Company in this Agreement, which they intend to be the limited liability company agreement of the Company within the meaning of 6 Del. C. §18-101(7).

NOW, THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound, the parties agree as follows:

ARTICLE 1: CONTINUATION OF LIMITED LIABILITY COMPANY

1.1 Continuation of Limited Liability Company. The Members agree to continue the Company in accordance with and pursuant to the Delaware Limited Liability Company Act (the “Act”) for the purposes set for the below. The rights and obligations of the Members to one another and to third parties shall be governed by the Act except that, in accordance with 6 Del. C. §18-1101(b), conflicts between provisions of the Act and provisions in this Agreement shall be resolved in favor of the provisions in this Agreement except where the provisions of the Act may not be varied by contract as a matter of law.

1.2 Name. The name of the Company shall be “Scholar Hospitality Holdings I LLC” and all of its business shall be conducted under that name or such other name(s) as may be designated by the Manager.

1.3 Fiscal Year. The fiscal and taxable year of the Company shall be the calendar year, or such other period as the Manager determines.

1.4 Operating and Organizational Expenses and Placement Fees.

1.4.1 In General. The Company will pay all Operating Expenses and Organizational Expenses and will reimburse the Manager or any of its affiliates, as applicable, for its or their payment of Operating Expenses and Organizational Expenses paid on behalf of the Company. However, the Manager shall not be reimbursed for any costs and expenses relating to the general operation of its businesses.

1.4.2 Definitions. The following definitions shall apply for purposes of this Agreement:

(a) Operating Expenses. The term “Operating Expenses” means all third-party costs and expenses of maintaining the operations of the Company, including, without limitation, taxes, fees and other governmental charges; insurance; appraisal fees; administrative and research fees; expenses of custodians, outside advisors, counsel, accountants, auditors, administrators and other consultants and professionals; expenses associated with forming and operating other entities pursuant to this Agreement; technological expenses; interest on and fees, costs and expenses arising out of all financings entered into by the Company (including, without limitation, those of lenders, investment banks, and other financing sources); travel expenses; brokerage commissions; custodial expenses; litigation expenses (including the amount of any judgments or settlements); winding up and liquidation expenses; expenses incurred in connection with any tax audit, investigation, settlement or review; the cost of preparing and distributing reports, financial statements, tax returns and K-1s to Members; indemnification and other unreimbursed expenses; the fees payable to the Manager; and any extraordinary expenses to the extent not reimbursed or paid by insurance.

(b) Organizational Expenses. The term “Organizational Expenses” means all out-of-pocket expenses incurred in connection with the organization and formation of the Manager, the Company, and any investment vehicle formed pursuant to this Agreement, including, without limitation, legal and accounting fees and expenses; printing costs; filing fees; and the transportation, meal and lodging expenses of the personnel of the Manager.

ARTICLE 2: BUSINESS AND PURPOSE; OTHER INVESTMENT VEHICLES

2.1 Purpose.

2.1.1 In General. The purpose of the Company is to invest in hotels and other real estate assets (each a “Portfolio Investment”) as more fully described in the Offering Circular of the Company dated April 24, 2026 (the “Disclosure Document”), and to engage in any other acts necessary or related to the foregoing. In carrying on its business, the Company may (i) borrow money or otherwise incur indebtedness, secured by liens on the Company’s assets or otherwise; (ii) acquire, hold, lease, sell, or otherwise deal with or dispose of real estate and other property; (iii) enter into partnerships and other joint ventures; (iv) enter into, perform and carry out contracts and agreements of any kind; (v) form one or more subsidiaries; (vi) bring, prosecute, defend, settle or compromise actions and proceedings at law or in equity or before any governmental authority; and (vii) take any other acts that the Manager determines.

2.2 Alternative Investment Vehicles.

2.2.1 Formation of Alternative Investment Vehicles. If the Manager determines at any time that for legal, tax, regulatory or other similar considerations, all or a portion of one or more potential or existing Portfolio Investments be made or held through an alternative investment structure, the Manager shall notify the Members and may create one or more separate entities for that purpose (each, an “Alternative Investment Vehicle”).

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2.2.2 Alternative Investment Conditions. Each Member shall have the same economic interest in all material respects in Portfolio Investments held or made pursuant to section 2.2 as such Member would have if such Portfolio Investment had been held or made solely by the Company, and the other terms of such Alternative Investment Vehicle shall be substantially similar in all material respects to those of the Company, subject to the applicable legal, tax, regulatory and other similar considerations, provided that the pre-tax gains and losses of any such Alternative Investment Vehicle shall be treated as having been realized by the Company for all economic calculations under this Agreement with respect to the Members who participate in such Alternative Investment Vehicle, unless the Manager elects otherwise based on its determination that such treatment increases the risk of or otherwise imposes on the Company, the Members or such Alternative Investment Vehicle adverse tax consequences, legal or regulatory constraints or undesirable contractual or business risks. With respect to any Portfolio Investment, if an Alternative Investment Vehicle invests with the Company in a particular Portfolio Investment, subject to the applicable legal, tax, regulatory and other similar considerations (i) the Company and such Alternative Investment Vehicle shall invest and divest on economic terms that are the same, and at the same time, in all material respects, and (ii) the respective interests of the Company and such Alternative Investment Vehicle generally shall be as determined by the Manager in accordance with the purposes of this section 2.2.

2.2.3 Mechanics of Formation of Alternative Investment Vehicles. Each Alternative Investment Vehicle shall be controlled by the Manager or an affiliate of the Manager. The governing documents of each Alternative Investment Vehicle shall be substantially similar in all material respects to those of the Company, including this Agreement, with such differences as the Manager determines are necessary or advisable in respect of the applicable legal, tax, regulatory and other similar considerations, and will be executed on behalf of the Members by the Manager pursuant to the power of attorney granted by the Members in this Agreement.

2.3 Co-investment Opportunities. The Manager may, but shall not be required to, offer opportunities to invest in Portfolio Investments alongside the Company (a “Co-investment Opportunity”) to certain Members or other persons on such terms and conditions as shall be determined by the Manager. The Manager or its affiliates may, but shall not be obligated to, form a separate investment vehicle for the purpose of investing in one or more Co-investment Opportunities (a “Co-Investment Vehicle”). The Manager may offer a Co-investment Opportunity to one or more Members or other persons without offering such Co-investment Opportunity to others. Co-investment Opportunities may be allocated to such persons that may provide a benefit to the Company in the Manager’s sole discretion. No Member shall have any obligation to participate in any Co-investment Opportunity. Each Member hereby acknowledges that the Manager and/or its affiliates may receive a carried interest and management or other fees in respect of any Co-investment Opportunity.

2.4 Parallel Vehicles.

2.4.1 Formation of Parallel Vehicles. To accommodate legal, tax, regulatory or other similar considerations of certain types of Members, the Manager may establish one or more additional collective investment vehicles for such investors to invest in Portfolio Investments with the Company (each, a “Parallel Vehicle”). The Manager may, at any time, with the consent of the applicable Member (i) transfer all or a portion of such Member’s interest in the Company (including but not limited to such Member’s obligation to contribute capital) to an interest in the Parallel Vehicle, or vice-versa.

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2.4.2 Parallel Vehicle Investment Conditions. To the extent the Company and one or more Parallel Vehicles participate in the same Portfolio Investment, subject to the applicable legal, tax, regulatory or other similar considerations, (i) the Company and any Parallel Vehicle shall invest and divest on economic terms that are the same, and at the same time, in all material respects and (ii) the respective interests of the Company and any Parallel Vehicle in any Portfolio Investment generally shall be as determined by the Manager in accordance with the purposes of this section 2.4.

2.4.3 Mechanics of Formation of Parallel Vehicles. Each Parallel Vehicle shall be controlled by the Manager or an affiliate of the Manager. The governing documents of each Parallel Vehicle shall contain terms substantially the same as those contained herein, including this Agreement, except to the extent reasonably necessary or desirable to address the applicable legal, tax, regulatory or other considerations of the Parallel Vehicle or one or more Parallel Vehicle Investors.

2.5 Feeder Vehicles. The Manager may establish one or more vehicles to facilitate investment in the Company by certain investors (each such vehicle, a “Feeder Vehicle”). Each Feeder Vehicle shall be controlled by the Manager or an affiliate of the Manager.

ARTICLE 3: CONTRIBUTIONS AND LOANS BY MEMBERS

3.1 Initial Contributions. The Manager shall not be required to make any contributions to the Company. However, the Manager or its affiliates may, but shall not be required to, become Class A Members and make contributions to the Company in their capacity as a Class A Member. Each Class A Member will contribute to the capital of the Company the amount specified in his, her, or its investment agreement (each an “Investment Agreement”). The capital contributions of Members are referred to in this Agreement as “Capital Contributions.”

3.2 Other Required Contributions. No Member shall be obligated to contribute any capital to the Company beyond the Capital Contributions described in Section 3.1. Without limitation, no such Member shall, upon dissolution of the Company or otherwise, be required to restore any deficit in such Member’s Capital Account.

3.3 Loans.

3.3.1 Generally. The Manager or its affiliates may, but shall not be required to, lend money to the Company in the Manager’s sole discretion. No other Member may lend money to the Company without the prior written consent of the Manager. Subject to applicable state laws regarding maximum allowable rates of interest, loans made by any Member to the Company (“Member Loans”) shall bear interest at the higher of (i) eight percent (8%) per annum, compounded monthly; or (ii) the minimum rate necessary to avoid “imputed interest” under section 7872 or other applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”). Such loans shall be payable on demand and shall be evidenced by one or more promissory notes.

3.3.2 Repayment of Loans. After payment of (i) current and past due debt service on liabilities of the Company other than Member Loans, and (ii) all operating expenses of the Company, the Company shall pay the current and past due debt service on any outstanding Member Loans before distributing any amount to any Class A Member pursuant to Article 5. Such loans shall be repaid pro rata, paying all past due interest first, then all past due principal, then all current interest, and then all current principal.

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3.4 Other Provisions on Capital Contributions. Except as otherwise provided in this Agreement or by law:

3.4.1 No Member shall be required to contribute any capital to the Company;

3.4.2 No Member may withdraw any part of his capital from the Company;

3.4.3 No Member shall be required to make any loans to the Company;

3.4.4 Loans by a Member to the Company shall not be considered a contribution of capital, shall not increase the Capital Account of the lending Member, and shall not increase or decrease the number of Units owned by a Member, and the repayment of such loans by the Company shall not decrease the Capital Account of the Member making the loans;

3.4.5 No interest shall be paid on any initial or additional capital contributed to the Company by any Member;

3.4.6 Under any circumstance requiring a return of all or any portion of a Capital Contribution, no Member shall have the right to receive property other than cash; and

3.4.7 No Member shall be liable to any other Member for the return of his, her, or its capital.

3.5 No Third Party Beneficiaries. Any obligation or right of the Members to contribute capital under the terms of this Agreement does not confer any rights or benefits to or upon any person who is not a party to this Agreement.

ARTICLE 4: UNITS; CAPITAL ACCOUNTS

4.1 Units. The limited liability company interests of the Company shall consist of seventy-six million (76,000,000) “Units”. As of the date hereof, the Company is authorized to issue two (2) classes of Units: Class A Units and Class B Units. As of the date hereof, seventy-five million (75,000,000) Units are designated as “Class A Units” and one million (1,000,000) Units are designated as “Class B Units”. All of the Class A Units shall be owned by the Class A Members upon acceptance of such Class A Member’s Investment Agreement by the Manager and payment of the Capital Contributions required thereunder. All of the Class B Units will be owned by the Manager or Affiliates of the Manager. The Manager may create additional classes of Units in the future, with such rights and preferences as the Manager may determine in its sole discretion (“New Units”).

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4.2 Preemptive Rights.

4.2.1 In General. Before issuing New Units, the Manager shall notify each Class A Member, including in such notice the rights and preferences of the New Units, the price of each New Unit, the aggregate number of New Units the Manager is seeking to sell, each Class A Member’s pro rata number of New Units (based on the respective Capital Contributions of the Class A Members), and how the proceeds from the sale of New Units will be used. Each Class A Member shall, within fifteen (15) business days of such notice, notify the Manager of the aggregate number of New Units such Class A Member wishes to purchase, if any. If a Class A Member fails to respond to the Manager’s notice by the close of business on the fifteenth (15th) business day following the date of the Manager’s notice, such Class A Member shall be deemed to have declined to purchase any New Units.

4.2.2 Allotment. If Class A Members wish to purchase fewer than all of the New Units the Manager is seeking to sell, then each Class A Member shall purchase the number of New Units such Class A Member specified in his, her, or its response, and the remaining New Units may be sold to third parties. If Class A Members wish to purchase more than all of the New Units the Manager is seeking to sell, then (i) each Class A Member shall be entitled to purchase that number of New Units equal to the lower of (A) his, her or its pro rata number of New Units, or (B) the number of New Units such Class A Member specified in his, her, or its response; and (ii) if there are any New Units remaining after applying the foregoing clause, then each Class A Member who chose to purchase a number of New Units in excess of his, her, or its pro rata number shall purchase that portion of the remaining New Units equal to a fraction, the numerator of which is the total number of New Units such Class A Member specified in his, her, or its response and the denominator of which is the total number of New Units specified in the responses of all such Class A Members.

4.3 Price Per Class A Unit. Initially, each Class A Unit shall be issued by the Company for One Dollar ($1.00). From time to time the Manager may, but shall not be required to, increase or decrease the price of the Class A Unit based on changes in the values of the Company’s Portfolio Investments and other assets. The Manager may use any reasonable method to calculate the value of Portfolio Investments and other assets, and may, but shall not be required to, engage the services of appraisers, investment bankers, accountants, and other third parties to assist in the determination of value. Absent fraud, the determination of the Manager shall be final.

4.4 No Preemptive Rights for Class A Units. In the event the Manager seeks to raise more capital through the sale of additional Class A Units, the Manager may, but shall not be required to, offer to sell such additional Class A Units to existing Members. However, no holder of any limited liability company interests shall have the right to acquire such limited liability company interests, i.e., no such holder shall have preemptive rights.

4.5 Capital Accounts. A capital account shall be established and maintained for each Member (each a “Capital Account”). Each Member’s Capital Account shall initially be credited with the amount of his, her, or its Capital Contribution. Thereafter, the Capital Account of a Member shall be increased by the amount of any additional contributions of the Member, if any, and the amount of income or gain allocated to the Member, and decreased by the amount of any distributions to the Member and the amount of loss or deduction allocated to the Member, including expenditures of the Company described in section 705(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”). Unless otherwise specifically provided herein, the Capital Accounts of Members shall be adjusted and maintained in accordance with Code section 704 and the regulations thereunder.

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ARTICLE 5: DISTRIBUTIONS AND ALLOCATIONS

5.1 Definitions.

5.1.1 “Allocable Capital” means the portion of a Class A Member’s Capital Contributions attributable to a Portfolio Investment that is the subject of a Capital Transaction.

5.1.2 “Capital Transaction” means any sale, refinancing, or other transaction customarily considered as capital in nature.

5.1.3 “Distributable Capital Proceeds” means the cash available for the Company to distribute to its Members consisting of Net Capital Proceeds, whether such Net Capital Proceeds were realized directly by the Company or distributed to the Company from entities in which the Company owns an interest.

5.1.4 “Distributable Cash Flow” means the cash available for the Company to distribute to its Members consisting of Operating Cash Flow, whether such Operating Cash Flow as realized directly by the Company or distributed to the Company from entities in which the Company owns an interest.

5.1.5 “Net Capital Proceeds” means the proceeds from a Capital Transaction (including proceeds from condemnation or insurance from damage or destruction to the extent not reinvested, other than business interruption or rental loss insurance proceeds) minus (i) expenses incurred with respect to the Capital Transaction, (ii) any repayments of debt made in connection with the Capital Transaction, (iii) brokerage commissions, (iv) other costs customarily taken into account in calculating net proceeds, and (v) amounts added to Reserve Accounts.

5.1.6 “Operating Cash Flow” means cash flow from ordinary rental operations (not from Capital Transactions), as determined in the sole discretion of the Manager, taking into account all associated revenue and expenses and any additions to or withdrawals from Reserve Accounts.

5.1.7 “Reserve Accounts” means accounts established and maintained to fund anticipated cash needs.

5.1.8 “Reserves” means an amount that the Manager determines in its sole discretion is necessary or appropriate to be maintained by the Company for Company purposes, including for the purpose of (a) paying reasonably anticipated Company expenses, liabilities and obligations of the Company and (b) acquiring investments, regardless of whether such Company expenses, liabilities and obligations or investments are actual or contingent.

5.1.9 “Unreturned Allocable Investment” means, with respect to any Class A Member and any Portfolio Investment, the amount of such Class A Member’s Allocable Capital with respect to such Portfolio Investment reduced by the aggregate amount of any distributions such Class A Member has received pursuant to section 5.2.2.

5.1.10 “Withdrawal Amount” means, with respect to any [Valuation Period], the amount requested for withdrawal from the Company by a Member.

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5.2 Distributions.

5.2.1 Distributable Cash Flow. Within ten (10) days after the end of each fiscal quarter or at such other times as the Manager shall determine, the Company shall distribute its Distributable Cash Flow as follows: ninety percent (90%) of such Distributable Cash Flow shall be distributed to the Class A Members and ten percent (10%) of such Distributable Cash Flow shall be distributed to the Class B Members.

5.2.2 Distributable Capital Proceeds. Within sixty (60) days after a Capital Transaction or at such other times as the Manager shall determine, the Company shall distribute its Distributable Capital Proceeds:

(a) First, such Distributable Capital Proceeds shall be distributed to the Class A Members in proportion to each Class A Member’s Unreturned Allocable Investment, until the Unreturned Allocable Investment of all Class A Members in the Portfolio Investment has been reduced to zero.

(b) Second, any balance of such Distributable Capital Proceeds shall be distributed ninety percent (90%) to the Class A Members and ten percent (10%) to the Class B Members.

5.2.3 Reinvestments. The Manager may, in its sole discretion, reinvest amounts that would otherwise be treated as Distributable Cash Flow or Distributable Capital Proceeds, in either new or existing Portfolio Investments.

5.2.4 Distributions to Fund Tax Liability. In the event that the Company recognizes net gain or income for any taxable year, the Company shall, taking into account its financial condition and other commitments, make a good faith effort to distribute to each Member, no later than April 15th of the following year, an amount equal to the net gain or income allocated to such Member, multiplied by the highest marginal tax rate for individuals then in effect under section 1 of the Code plus the highest rate then in effect under applicable state law, if such amount has not already been distributed to such Member pursuant to this section 4.1. Distributions under this section shall be deemed to be an advance of any distributions to which such Member is otherwise entitled under this Agreement and if any Member receives a smaller or larger distribution pursuant to this section than he would have received had the same aggregate amount been distributed pursuant to section 4.1, then subsequent distributions shall be adjusted accordingly.

5.2.5 Tax Withholding. To the extent the Company is required to pay over any amount to any federal, state, local or foreign governmental authority with respect to distributions or allocations to any Member, the amount withheld shall be deemed to be a distribution in the amount of the withholding to that Member. If the amount paid over was not withheld from an actual distribution (i) the Company shall be entitled to withhold such amounts from subsequent distributions, and (ii) if no such subsequent distributions are anticipated for six (6) months, the Member shall, at the request of the Company, promptly reimburse the Company for the amount paid over.

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5.2.6 Other Classes of Interest. If, pursuant to section 3.1, the Manager creates additional classes of limited liability company interest in the future, the holders of such additional classes shall have such rights to distributions as are set forth when such additional classes are created, notwithstanding sections 5.2.1 and 5.2.2.

5.2.7 Manner of Distribution. All distributions to the Members will be made as Automated Clearing House (ACH) deposits or wire transfers into an account designated by each Member. If a Member does not authorize the Company to make such ACH distributions or wire transfers into a designated Member account, distributions to such Member will be made by check and mailed to such Member after deduction by the Company from each check of a Fifty Dollar ($50) processing fee.

5.2.8 Other Rules Governing Distributions. No distribution prohibited by 6 Del. C. §18-607 or not specifically authorized under this Agreement shall be made by the Company to any Member in his or its capacity as a Member. A Member who receives a distribution prohibited by 6 Del. C. §18-607 shall be liable as provided therein.

5.3 Allocations of Profits and Losses.

5.3.1 General Rule: Allocations Follow Cash. The Company shall seek to allocate its income, gains, losses, deductions, and expenses (“Tax Items”) in a manner so that (i) such allocations have “substantial economic effect” as defined in section 704(b) of the Code and the regulations issued thereunder (the “Regulations”) and otherwise comply with applicable tax laws; (ii) each Member is allocated income equal to the sum of (A) the losses he, she, or it is allocated, and (B) the cash profits he, she, or it receives; and (iii) after taking into account the allocations for each year as well as such factors as the value of the Company’s assets, the allocations likely to be made to each Member in the future, and the distributions each Member is likely to receive, the balance of each Member’s Capital Account at the time of the liquidation of the Company will be equal to the amount such Member is entitled to receive pursuant to this Agreement. That is, the allocation of the Company’s Tax Items, should, to the extent reasonably possible, follow the actual and anticipated distributions of cash, in the discretion of the Manager. In making allocations the Manager shall use reasonable efforts to comply with applicable tax laws, including without limitation through incorporation of a “qualified income offset,” a “gross income allocation,” and a “minimum gain chargeback,” as such terms or concepts are specified in the Regulations. The Manager shall be conclusively deemed to have used reasonable effort if it has sought and obtained advice from counsel.

5.3.2 Section 754 Election. The Company may, but shall not be required to, make an election under section 754 of the Code at the request of any Member. The Company may condition its consent to make such an election on the agreement of the requesting Member to pay directly or reimburse the Company for any costs incurred in connection with such election or the calculations required as a result of such an election.

5.3.3 Pre-distribution Adjustment. In the event property of the Company is distributed to one or more the Members in kind, there shall be allocated to the Members the amount of income, gain or loss which the Company would have recognized had such property been sold for its fair market value on the date of the distribution, to the extent such income, gain or loss has not previously been allocated among the Members. The allocation described in this section is referred to as the “Pre-Distribution Adjustment.”

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5.4 Optional Redemptions of Class A Members. In general, Members shall be permitted to make a request to redeem their Class A Units by providing notice requesting such redemption to the Manager. However, all redemptions shall be subject to the following basic limitations, except as otherwise determined by the Manager in its sole discretion:

(a) The Manager shall only accept a redemption request that provides for a redemption date set for the end of a fiscal quarter (i.e. March 31st, June 30th, September 30th, or December 31st).

(b) All Members shall be required to provide written notice to the Manager of any redemption request at least sixty (60) days prior to the requested redemption date, which notice shall include the requested redemption date and the number of Class A Units to be redeemed.

(c) The redemption price per Class A Unit shall be equal to such Member’s then-existing Capital Account divided by the number of Class A Units held by such Member but in no event shall the aggregate purchase price for all of such Member’s Class A Units be less than $100.

(d) The Company shall not be required to redeem any Units unless the Company has sufficient assets to pay for its liabilities.

(e) A Member shall generally receive the proceeds from any redemption request accepted by the Manager within thirty (30) days of the effective date of the redemption provided, however, that (i) ten percent (10%) of such redemption amount (as may be calculated on the basis of unaudited data) shall be temporarily withheld in reserve, and shall be distributed not later than thirty (30) days after the completion of the Company's year-end audit. The amount actually disbursed to the Member in connection with such redemption shall be subject to reduction in consideration of any applicable fees due to the Manager, the Asset Manager and/or the Property Manager as well as any Reserves, if any (including, but not limited to, Reserves established for loss contingencies and existing liabilities). Any such redemption shall be deemed to be a redemption of all Class A Units held by such Member as of the effective date of the redemption.

(f) The Manager may elect to make, at its sole discretion, a distribution of property, rather than cash, or a combination of cash and property, to a redeemed Member, which property shall be assigned a fair market value as deemed appropriate by the Manager in good faith and accounted for as if all such property had been sold for its fair market value and the withdrawal distribution made subsequently in cash. In the event that a Member contributed property to the Company as part of a Capital Contribution, the Manager shall typically seek to return such property to such Member upon its making a withdrawal of adequate size.

(g) The Manager may, at its sole discretion, elect to hold some or all of the balance in the Capital Account of any Member as reserves for actual or contingent liabilities, realized or anticipated, relating to the Company or the Member’s account. In the event that the Manager makes such an election, the amount held in reserve will not be available for withdrawal by the Member until such time as the Manager determines such reserves are no longer necessary, at which point such reserves shall be made payable to the Member. No Partner shall have the right to any interest earned on any reserves so withheld.

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(h) The Manager may withhold taxes from any redemptions or other distributions to any Member, or in respect of allocations of Company net or gross income or gain, to the extent required by the Code or any other applicable law. For purposes of this Agreement, any taxes so withheld by the Company with respect to any redemption payments or other distributions by the Company to any Member, or in respect of allocations of Company net or gross income or gain, shall be deemed to be a distribution or payment to such Member constituting a complete redemption and withdraw of such Member hereunder.

(i) Redemptions by Members having more than one Capital Account at the time of the redemption will be made generally on a "first-in, first-out" basis, or as otherwise deemed appropriate by the Manager, at its sole discretion.

(j) The Manager may, by written notice to the Members, suspend redemption rights, in whole or in part, in the event that the Company or any Member’s account is subject to an investigation of money laundering charges or other such legal investigation mandating a temporary freezing of assets; or if such withdrawal would have, or could reasonably be expected to have, a material adverse effect on the Company or any of the Members.

(k) The Manager retains the right to require any Member to redeem all some or all of its Class A Units at any time and for any reason upon providing prior written notice to such Member.

(l) If after the completion of the Company’s year-end audit, the Manager determines that the amount previously distributed to a Member in connection with any redemption exceeded the amount that such Member was actually entitled to receive, then the Member shall be required to return such excess amount to the Company within ten (10) days of notification of such excess payment.

(m) Any Member who elects or is required to make a complete redemption of its Class A Units (excluding any amount held in reserve by the Manager) shall cease to be a Member as of the effective date of such redemption and shall thereafter have no rights as a Member set forth herein except as otherwise specifically established herein or as required by law.

(n) No provision in this Section 5.4 shall affect the rights and limitations in connection with: (i) an assignment or transfer by a Member of its interest pursuant to this Agreement; or (ii) the termination or dissolution of the Company.

(o) No Member may request a redemption of its Class A Units prior to twelve (12) months from the date it becomes a Member.

(p) No Member may request a redemption of its Class B Units.

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(q) Notwithstanding anything in this Agreement to the contrary, prior to redeeming any Units requested to be redeemed by a Member pursuant to this Section 5.4 (the “Redemption Units”), the Company shall first offer such Redemption Units to the Manager. If the Manager does not elect to purchase all (and not less than all) of the Redemption Units within three (3) days after receipt of notice from the redeeming Member, the Company shall next offer such Redemption Units to the Members of the Manager (or their designees), pro rata or as otherwise determined by the Manager, on the same terms. Any Redemption Units not so purchased may thereafter be redeemed by the Company in accordance with this Section 5.4.

ARTICLE 6: MANAGEMENT

6.1 Management by Manager.

6.1.1 In General. The business and affairs of the Company shall be directed, managed, and controlled by Scholar Hospitality Holdings I GP LLC as the “manager” within the meaning of 6 Del. C. §18-101(12). In that capacity Scholar Hospitality Holdings I GP LLC is referred to in this Agreement as the “Manager.”

6.1.2 Powers of Manager. The Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, to execute any contracts or other instruments on behalf of the Company, and to perform any and all other acts or activities customary or incidental to the management of the Company’s business.

6.1.3 Examples of Manager’s Authority. Without limiting the grant of authority set forth in section 6.1.2, the Manager shall have the power, on behalf of the Company, to:

(a) Select, manage, and dispose of Portfolio Investments;

(b) Issue and/or redeem Units to such persons and on such terms as it may designate in its sole discretion;

(c) Enter into contracts of any kind, including but not limited to a management, joint venture or similar agreement with another person or entity pursuant to which such other person or entity would have certain control rights with respect to the Company;

(d) Incur indebtedness, whether to banks or other lenders;

(e) Hire consultants, advisors, custodians, attorneys, accountants, placement agents, and employees;

(f) Make short-term investments in money markets, certificates of deposits, obligations guaranteed by the United States, and similar instruments;

(g) Make any and all elections under the Code or any state or local tax law, including pursuant to sections 734(b), 743(b) and 754 of the Code, provided that the Manager shall not cause the Company to make an election to be treated as other than a partnership for Federal income tax purposes;

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(h) Maintain and release reserve accounts;

(i) Determine the timing and amount of distributions;

(j) Determine the information to be provided to the Members;

(k) Grant liens and other encumbrances on the Company’s assets, including but not limited to Portfolio Investments;

(l) File, prosecute, defend, and settle lawsuits and governmental investigations and actions;

(m) Discontinue the business of the Company; and

(n) Dissolve the Company.

6.2 Transfer or Resignation by the Manager. The Manager may resign as the manager of the Company in their sole and absolute discretion without the consent of any Investor. Additionally, the Manager, may, without the consent of any Investor, (i) be reconstituted as or converted into a corporation or other form of entity (any such reconstituted or converted entity being deemed to be the Manager for all purposes hereof) by merger, consolidation, conversion or otherwise; or (ii) transfer all of its Units and its duties and responsibilities as the Manager to an entity under common control with the Manager so long as, in either case, (A) such reconstitution or transfer does not have material adverse tax or legal consequences for the Company, and (ii) such other entity agrees in writing to all of the terms and conditions of this Agreement and any other related agreements to which the Manager is a party (including the operative documents of any Parallel Vehicles).

6.3 Act of Insolvency, Resignation, or Dissolution of Manager.

6.3.1 In General. If the Manager should commit an Act of Insolvency, resign in violation of section 6.2, or dissolve, then (i) the Manager shall no longer be the manager of the Company, and (ii) a successor manager shall be elected by Class A Members owning more than fifty percent (50%) of the Class A Units then issued and outstanding. If a successor manager is not elected within ninety (90) days, the Company shall be dissolved.

6.3.2 Act of Insolvency. The Manager shall be treated as having committed an “Act of Insolvency” if it (i) executes an assignment for the benefit of creditors; (ii) becomes a debtor in bankruptcy; (iii) seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator; (iv) fails, within ninety (90) days after the appointment, without its consent or acquiescence, of a trustee, receiver, or liquidator, to have the appointment vacated or stayed, or fails within ninety (90) days after the expiration of a stay to have the appointment vacated.

6.4 Standard of Care. The Manager shall conduct the Company’s business using its business judgment.

6.5 Restrictions on Members. Except as expressly provided otherwise in this Agreement, Members who are not also the Manager shall not be entitled to participate in the management or control of the Company, nor shall any such Member hold himself out as having such authority. Unless authorized to do so by the Manager, no attorney in fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Manager in writing to act as an agent of the Company in accordance with the previous sentence.

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6.6 Officers. The Manager may, from time to time, designate officers of the Company, with such titles, responsibilities, compensation, and terms of office as the Manager may designate. Any officer may be removed by the Manager with or without cause. The appointment of an officer shall not in itself create contract rights.

6.7 Time Commitment. The Manager shall devote such time to the business and affairs of the Company as the Manager may determine in its sole and absolute discretion.

6.8 Compensation of Manager and its Affiliates.

6.8.1 Asset Management Fee. Real Estate Capital Management LLC, an affiliate of the Manager (the “Asset Manager”), shall be entitled to an annual asset management fee equal to two percent (2.0%) of the gross revenues of each Asset within thirty (30) days of each calendar month end (the “Asset Management Fee”). If the Company does not have sufficient cash on hand to pay the Asset Management Fee, then any unpaid Asset Management Fee will accrue interest equal to eight percent (8%) per year.

6.8.2 Property Management Fee & Accounting Fee. Scholar Hotels LLC, an affiliate of the Manager, shall be entitled to (i) an annual property management fee equal to three percent (3%) of the gross revenues of each Asset within thirty (30) days of each calendar month end; and (ii) an accounting fee of $1,000 per month.

6.8.3 Overhead Fee & Acquisition Fee. The Asset Manager shall also be entitled to (i) a one-time fee of $200,000 to cover the costs of the Asset Manager in acquiring the State College Assets (as defined in the Disclosure Document); and (ii) an acquisition fee on any acquired Assets other than the State College Assets equal to 1% of the total acquisition cost of such Asset.

6.8.4 Other Compensation. The Manager and its affiliates may be engaged to perform other services on behalf of the Company and shall be entitled to receive compensation for such services provided that such compensation is (i) fair to the Company, (ii) consistent with the compensation that would be paid between unrelated parties, and (iii) promptly disclosed to all of the Members.

6.9 Removal of Manager by Class A Members.

6.9.1 In General. The Manager may be removed by the affirmative vote of Class A Members holding seventy-five percent (75%) of the total number of Class A Units then issued and outstanding (a “Super Majority Vote”), but only if the Class A Members have “cause” to remove the Manager, as defined in section 6.9.3, and follow the procedure set forth in section 6.9.2.

6.9.2 Procedure.

(a) Notice and Response. A Class A Member who wishes to remove the Manager and believes there is “cause” for doing so within the meaning of section 6.9.3 shall notify the Manager, referencing this section 6.9 and setting forth in detail the reasons for his, her, or its belief. Within thirty (30) days after receiving such a notice, the Manager shall respond by acknowledging the receipt of the notice and (i) stating that the Manager does not believe there is merit in the Class A Member’s allegations, (ii) explaining why the Manager does not believe “cause” exists for removal, or (iii) stating that while “cause” may exist for removal, the Manager does not believe removal would be in the best interest in the Company. If the Manager fails to respond, the Manager shall be deemed to have stated that it does not believe there is merit in the Class A Member’s allegations. In the event the Class A Member communicates with any third party concerning his request for removal, including any other Class A Member but not including his, her, or its own legal counsel, he, she, or it shall include a copy of the Manager’s response. The failure of the Manager to include in its response any defense, facts, or arguments shall not preclude the Manager from including such defense, facts, or arguments in subsequent communications or proceedings.

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(b) Vote. After following the procedure described in section 6.9.2(a), Class A Members owning at least twenty five percent (25%) of the Class A Units then issued and outstanding (the “Dissident Members”) may call for a vote of the Class A Members. The Manager and a single representative chosen by the Dissident Members shall cooperate in sending to all Class A Members a package of materials bearing on whether “cause” exists under section 6.9.3 and whether it is in the best interest of the Company to remove the Manager, and a vote shall be taken by electronic means, with responses due within thirty (30) days. The failure of the Manager or the Dissident Members to include in this package any defense, facts, or arguments shall not preclude them from including such defense, facts, or arguments in subsequent communications or proceedings.

(c) Arbitration. In the event of a Super Majority Vote to remove the Manager within the thirty (30) day period described in section 6.9.2(b), then the question as to whether “cause” exists to remove the Manager shall be referred to a single arbitrator in arbitration proceedings held in Wilmington, Delaware in conformance with the then-current rules and procedures of the American Arbitration Association. The removal of the Manager shall not become effective until the arbitrator determines that “cause” exists; the decision of the arbitrator shall be binding and non-appealable. In the event there is no Super Majority Vote to remove the Manager within the thirty (30) day period described in section 6.9.2(b), then the Manager shall not be removed and no subsequent proceeding to remove the Manager shall be held with respect to substantially similar grounds.

6.9.3 Cause Defined. For purposes of this section 6.9, “cause” shall be deemed to exist if any only if:

(a) Uncured Breach. The Manager breaches any material provision of this Agreement and the breach continues for more than (30) days after the Manager has received written notice, or, in the case of a breach that cannot be cured within thirty (30) days, the Manager fails to begin curing the breach within thirty (30) days or the breach remains uncured for ninety

(90) days; or

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(b) Bankruptcy. The Manager makes a general assignment for the benefit of its creditors; or is adjudicated a bankrupt; or files a voluntary petition in bankruptcy; or files a petition or answer seeking reorganization or an arrangement with creditors, or to take advantage of any insolvency, readjustment of loan, dissolution or liquidation law or statute; or an order, judgment, or decree is entered without the Manager’s consent appointing a receiver, trustee or liquidator for the Manager; or

(c) Bad Acts. The Manager engages in willful misconduct or acts with reckless disregard to its obligations, in each case causing material harm to the Company, or engages in bad faith in activities that are beneficial to itself and cause material harm to the Company, and the individual responsible for such actions is not terminated within thirty (30) days after the Manager becomes aware of such actions.

ARTICLE 7: OTHER RIGHTS OF MEMBERS; INDEMNIFICATION

7.1 Other Businesses. Each Member and Manager may engage in any business whatsoever, including a business that is competitive with the business of the Company, and the other Members shall have no interest in such businesses and no claims on account of such businesses, whether such claims arise under the doctrine of “corporate opportunity,” an alleged fiduciary obligation owed to the Company or its members, or otherwise. Without limiting the preceding sentence, the Members acknowledge that the Manager and/or its affiliates intend to sponsor, manage, invest in, and otherwise be associated with other entities and business investing in the same assets class(es) as the Company, some of which could be competitive with the Company. No Member shall have any claim against the Manager or its affiliates on account of such other entities or businesses.

7.2 Exculpation and Indemnification.

7.2.1 Exculpation.

(a) Covered Persons. As used in this section 7.2, the term “Covered Person” means (i) the Manager, Asset Manager, Property Manager and their affiliates, (ii) the members, managers, officers, employees, and agents of the Manager, Asset Manager, Property Manager and their affiliates, and (iii) the officers, employees, and agents of the Company, each acting within the scope of his, her, or its authority.

(b) Standard of Care. No Covered Person shall be liable to the Company for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in the good-faith business judgment of such Covered Person, so long as such action or omission does not constitute fraud or willful misconduct by such Covered Person.

(c) Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements (including financial statements and information) of the following persons: (i) another Covered Person; (ii) any attorney, independent accountant, appraiser, or other expert or professional employed or engaged by or on behalf of the Company; or (iii) any other person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Covered Person reasonably believes to be within such other person’s professional or expert competence. The preceding sentence shall in no way limit any person’s right to rely on information to the extent provided in the Act.

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7.2.2 Liabilities and Duties of Covered Persons.

(a) Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each Member and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b) Duties. Whenever a Covered Person is permitted or required to make a decision, the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other applicable law.

7.2.3 Indemnification.

(a) Indemnification. To the fullest extent permitted by the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of any act or omission or alleged act or omission performed or omitted to be performed by such Covered Person on behalf of the Company in connection with the business of the Company; provided, that (i) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) such Covered Person’s conduct did not constitute fraud or willful misconduct, in either case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud or willful misconduct.

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(b) Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this section 7.2.3; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this section 7.2.3, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(c) Entitlement to Indemnity. The indemnification provided by this section 7.2.3 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this section 7.2.3 shall continue to afford protection to each Covered Person regardless whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this section 7.2.3 and shall inure to the benefit of the executors, administrators, and legal representative of such Covered Person.

(d) Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Manager may determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(e) Funding of Indemnification Obligation. Any indemnification by the Company pursuant to this section 7.2.3 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnification obligation.

(f) Savings Clause. If this section 7.2.3 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this section 7.2.3 to the fullest extent permitted by any applicable portion of this section 7.3 that shall not have been invalidated and to the fullest extent permitted by applicable law.

7.2.4 Amendment. The provisions of this section 7.2 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this section is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this section that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

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7.2.5 Survival. The provisions of this section 7.2 shall survive the dissolution, liquidation, winding up, and termination of the Company.

7.3 Confidentiality.

7.3.1 In General. Each Class A Member shall maintain the confidentiality of all Confidential Information, as defined below, using no less care than such Class A Member uses to protect such Class A Member’s own confidential or proprietary information, and shall not use any Confidential Information for such Investor’s own benefit or the benefit of any other person. Notwithstanding the foregoing, a Class A Member may disclose Confidential Information if required by legal process, provided that if a Class A Member receives a request or demand for the disclosure of Confidential Information the Class A Member shall (i) promptly notify the Company and the Manager of the existence, terms and circumstances surrounding such request, (ii) consult with the Company and the Manager regarding taking steps to resist or narrow such request, (iii) if disclosure of such information is required, furnish only such portion of such information as such Class A Member is advised by counsel is legally required to be disclosed, and (iv) cooperate with the Company and the Manager in their efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the information that is required to be disclosed.

7.3.2 Confidential Information. The term “Confidential Information” means (i) information regarding the Company, the Manager, any Portfolio Investment, or any borrower that a reasonable person would understand to be confidential or proprietary, including but not limited to financial information, business plans, and the names of customers, employees, and suppliers; (ii) any information subject to a confidentiality agreement binding upon the Manager or the Company of which the Class A Member has been provided written notice; and (iii) the names and other identifying information of Members.

ARTICLE 8: BANK ACCOUNTS; BOOKS OF ACCOUNT; REPORTS

8.1 Bank Accounts. Funds of the Company may be deposited in accounts at banks or other institutions selected by the Manager. Withdrawals from any such account or accounts shall be made in the Company’s name upon the signature of such persons as the Manager may designate. Funds in any such account shall not be commingled with the funds of any Member.

8.2 Books and Records of Account. The Company shall keep at its principal offices books and records of account of the Company which shall reflect a full and accurate record of each transaction of the Company.

8.3 Annual Financial Statements and Reports. Within a reasonable period after the close of each fiscal quarter, the Company shall furnish to each Member with respect to such fiscal year (i) a statement showing in reasonable detail the computation of the amount distributed under section 4.1, and the manner in which it was distributed (ii) a balance sheet of the Company, (iii) a statement of income and expenses, and (iv) such additional information as may be required by law. The financial statements of the Company need not be audited by an independent certified public accounting firm unless the Manager so elects or the law so requires.

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8.4 Right of Inspection.

8.4.1 In General. If a Member wishes additional information or to inspect the books and records of the Company for a bona fide purpose, the following procedure shall be followed: (i) such Member shall notify the Manager, setting forth in reasonable detail the information requested and the reason for the request; (ii) within sixty (60) days after such a request, the Manager shall respond to the request by either providing the information requested or scheduling a date (not more than 90 days after the initial request) for the Member to inspect the Company’s records; (iii) any inspection of the Company’s records shall be at the sole cost and expense of the requesting Member; and (iv) the requesting Member shall reimburse the Company for any reasonable costs incurred by the Company in responding to the Member’s request and making information available to the Member.

8.4.2 Bona Fide Purpose. The Manager shall not be required to respond to a request for information or to inspect the books and records of the Company if the Manager believes such request is made to harass the Company or the Manager, to seek confidential information about the Company, or for any other purpose other than a bona fide purpose.

8.4.3 Representative. An inspection of the Company’s books and records may be conducted by an authorized representative of a Member, provided such authorized representative is an attorney or a licensed certified public accountant and is reasonably satisfactory to the Manager.

8.4.4 Restrictions. The following restrictions shall apply to any request for information or to inspect the books and records of the Company:

(a) No Member shall have a right to a list of the Class A Members or any information regarding the Class A Members without the prior written consent of each Class A Member.

(b) Before providing additional information or allowing a Member to inspect the Company’s records, the Manager may require such Member to execute a confidentiality agreement satisfactory to the Manager.

(c) No Member shall have the right to any trade secrets of the Company or any other information the Manager deems highly sensitive and confidential.

(d) No Member may review the books and records of the Company more than once during any twelve (12) month period.

(e) Any review of the Company’s books and records shall be scheduled in a manner to minimize disruption to the Company’s business.

(f) A representative of the Company may be present at any inspection of the Company’s books and records.

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(g) If more than one Member has asked to review the Company’s books and records, the Manager may require the requesting Members to consolidate their request and appoint a single representative to conduct such review on behalf of all requested Members.

(h) The Manager may impose additional reasonable restrictions for the purpose of protecting the Company and the Members.

8.5 Tax Matters.

8.5.1 Designation. The Manager shall be designated as the “partnership representative” (the “Company Representative”) as provided in Code section 6223(a). Any expenses incurred by the Company Representative in carrying out its responsibilities and duties under this Agreement shall be an expense of the Company for which the Company Representative shall be reimbursed.

8.5.2 Tax Examinations and Audits. The Company Representative is authorized to represent the Company in connection with all examinations of the affairs of the Company by any taxing authority, including any resulting administrative and judicial proceedings, and to expend funds of the Company for professional services and costs associated therewith. Each Member agrees to cooperate with the Company Representative and to do or refrain from doing any or all things reasonably requested by the Company Representative with respect to the conduct of examinations by taxing authorities and any resulting proceedings. Each Member agrees that any action taken by the Company Representative in connection with audits of the Company shall be binding upon such Members and that such Member shall not independently act with respect to tax audits or tax litigation affecting the Company. The Company Representative shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority.

8.5.3 BBA Elections and Procedures. In the event of an audit of the Company that is subject to the Company audit procedures enacted under Code sections 6225, et seq, (the “Audit Procedures”), the Company Representative, in its sole discretion, shall have the right to make any and all elections and to take any actions that are available to be made or taken by the Company, including any election under Code section 6226. If an election under Code section 6226(a) is made, the Company shall furnish to each Member for the year under audit a statement of the Member’s share of any adjustment set forth in the notice of final Company adjustment, and each Member shall take such adjustment into account as required under Code section 6226(b).

8.5.4 Tax Returns and Tax Deficiencies. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes and any tax deficiency imposed pursuant to Code section 6226) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member.

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8.5.5 Tax Returns. The Manager shall cause to be prepared and timely filed all tax returns required to be filed by or for the Company.

ARTICLE 9: TRANSFERS OF UNITS

9.1 Transfers by Investors.

9.1.1 In General. A Class A Member (a “Transferor”) may not sell, transfer, dispose of, or encumber (each, a “Transfer”) any of his, her, or its Class A Units (the “Transferred Units”), without or without consideration, except as set forth in this Article 9. Any attempted sale, transfer, or encumbrance not permitted in this Article 9 shall be null and void and of no force or effect.

9.1.2 First Right of Refusal.

(a) In General. In the event a Class A Member (the “Selling Member”) receives an offer from a third party to acquire all or a portion of his, her, or its Class A Units (the “Transfer Units”), then he, she, or it shall notify the Manager, specifying the Class A Units to be purchased, the purchase price, the approximate closing date, the form of consideration, and such other terms and conditions of the proposed transaction that have been agreed with the proposed purchaser (the “Sales Notice”). Within thirty (30) days after receipt of the Sales Notice the Manager shall notify the Selling Member whether the Manager or a person designated by the Manager elects to purchase the entire Transfer Units on the terms set forth in the Sales Notice.

(b) Exception for Sales to Existing Class A Members. Section 9.1.2 shall not apply to a sale to an existing Class A Member, but only to the extent that, following the sale, the existing Class A Member will own no more than ten percent (10%) of the Class A Units then issued and outstanding.

(c) Special Rules. The following rules shall apply for purposes of this section:

(1) If the Manager elects not to purchase the Transfer Units or fails to respond to the Sales Notice within the thirty (30) day period described above, the Selling Member may proceed with the sale to the proposed purchaser, subject to section 9.1.1.

(2) If the Manager elects to purchase the Transfer Units, it shall do so within thirty (30) days.

(3) If the Manager elects not to purchase the Transfer Units, or fails to respond to the Sales Notice within the thirty (30) day period described above, and the Selling Member and the purchaser subsequently agree to a reduction of the purchase price, a change in the consideration from cash or readily tradeable securities to deferred payment obligations or nontradeable securities, or any other material change to the terms set forth in the Sales Notice, such agreement between the Selling Member and the purchaser shall be treated as a new offer and shall again be subject to this section.

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(4) If the Manager elects to purchase the Transfer Units in accordance with this section, such election shall have the same binding effect as the then-current agreement between the Selling Member and the proposed purchaser. Thus, for example, if the Selling Member and the purchaser have entered into a non-binding letter of intent but have not entered into a binding definitive agreement, the election of the Manager shall have the effect of a non-binding letter of intent with the Selling Member. Conversely, if the Selling Member and the purchaser have entered into a binding definitive agreement, the election of the Manager shall have the effect of a binding definitive agreement. If the Selling Member and the Manager are deemed by this subsection to have entered into only a non-binding letter of intent, neither shall be bound to consummate a transaction if they are unable to agree to the terms of a binding agreement.

9.1.3 Application to Entities. In the case of a Class A Member that is a Special Purpose Entity, the restrictions set forth in section 9.1.1 and section 9.1.2 shall apply to indirect transfers of interests in the Company by transfers of interests in such entity (whether by transfer of an existing interest or the issuance of new interests), as well as to direct transfers. A “Special Purpose Entity” means (i) an entity formed or availed of principally for the purpose of acquiring or holding an interest in the Company, and (ii) any entity if the purchase price of its interest in the Company represents at least seventy percent (70%) of its capital.

9.1.4 Exempt Transfers. The following transactions shall be exempt from the provisions of section 9.1.1 and section 9.1.2:

(a) A transfer to or for the benefit of any spouse, child or grandchild of a Transferor who is an individual, or to a trust for their exclusive benefit;

(b) Any transfer pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended; and

(c) The sale of all or substantially all of the interests of the Company (including pursuant to a merger or consolidation) to a third party;

provided, however, that in the case of a transfer pursuant to section 9.1.4(a) (i) the Transferred Units shall remain subject to this Agreement, (ii) the transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement, and (iii) the Transferred Units shall not thereafter be transferred further in reliance on section 9.1.4(a).

9.1.5 Rights of Assignee. Until and unless a person who is a transferee of Class A Units is admitted to the Company as a Class A Member pursuant to section 9.1.6 below, such transferee shall be entitled only to the allocations and distributions with respect to the Transferred Units in accordance with this Agreement and, to the fullest extent permitted by applicable law, including but not limited to 6 Del. C. §18-702(b), shall not have any non-economic rights of a Member of the Company, including, without limitation, the right to require any information on account of the Company's business, inspect the Company’s books, or vote on Company matters.

9.1.6 Conditions of Transfer. A transferee of Transferred Units pursuant to section 9.2 shall have the right to become a Class A Member pursuant to 6 Del. C. §18-704 if and only if all of the following conditions are satisfied:

(a) The transferee has executed a copy of this Agreement, agreeing to be bound by all of its terms and conditions;

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(b) A fully executed and acknowledged written transfer agreement between the Transferor and the transferee has been filed with the Company;

(c) All costs and expenses incurred by the Company in connection with the transfer are paid by the transferor to the Company, without regard to whether the proposed transfer is consummated; and

(d) The Manager determines, and such determination is confirmed by an opinion of counsel satisfactory to the Manager stating, that (i) the transfer does not violate the Securities Act of 1933 or any applicable state securities laws, (ii) the transfer will not require the Company or the Manager to register as an investment company under the Investment Company Act of 1940, (iii) the transfer will not require the Manager or any affiliate that is not registered under the Investment Advisers Act of 1940 to register as an investment adviser, (iv) the transfer would not pose a material risk that (A) all or any portion of the assets of the Company would constitute “plan assets” under ERISA, (B) the Company would be subject to the provisions of ERISA, section 4975 of the Code or any applicable similar law, or (C) the Manager would become a fiduciary pursuant to ERISA or the applicable provisions of any similar law or otherwise, and (v) the transfer will not violate the applicable laws of any state or the applicable rules and regulations of any governmental authority; provided, that the delivery of such opinion may be waived, in whole or in part, at the sole discretion of the Manager.

9.1.7 Admission of Transferee. Any permitted transferee of Class A Units shall be admitted to the Company as a Member on the date agreed by the transferor, the transferee, and the Manager.

9.2 Involuntary Withdrawal by Transferors. Upon the death, bankruptcy, disability, legal incapacity, legal dissolution, or any other voluntary or involuntary act of a Class A Member, neither the Company nor the Manager shall have the obligation to purchase the Class A Units owned by such Class A Member, nor shall such Class A Member have the obligation to sell his, her, or its Class A Units. Instead, the legal successor of such Class A Member shall become an assignee of the Class A Member pursuant to section 9.1.5, subject to all of the terms and conditions of this Agreement.

9.3 Mandatory Redemptions.

9.3.1 Based on ERISA Considerations. The Manager may, at any time, cause the Company to purchase all or any portion of the Class A Units owned by a Member whose assets are governed by Title I of the Employee Retirement Income Security Act of 1974, Code section 4975, or any similar Federal, State, or local law, if the Manager determines that all or any portion of the assets of the Company would, in the absence of such purchase, more likely than not be treated as “plan assets” or otherwise become subject to such laws.

9.3.2 Based on Other Bona Fide Business Reasons. The Manager may, at any time, cause the Company to purchase all of the Class A Units owned by a Member if the Manager determines that (i) such Member made a material misrepresentation to the Company; (ii) legal or regulatory proceedings are commenced or threatened against the Company or any of its members arising from or relating to the Member’s interest in the Company; (iii) the Manager believes that such Member’s ownership has caused or will cause the Company to violate any law or regulation; (iv) such Member has violated any of his, her, or its obligations to the Company or to the other Members; or (ii) such Member is engaged in, or has engaged in conduct (including but not limited to criminal conduct) that (A) brings the Company, or threatens to bring the Company, into disrepute, or (B) is adverse and fundamentally unfair to the interests of the Company or the other Members.

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9.3.3 Purchase Price and Payment. In the case of any purchase of Class A Units described in this section 9.3 (i) the purchase price of the Class A Units shall be ninety percent (90%) of the amount the Member would receive with respect to such Class A Units if all of the assets of the Company were sold for their fair market value, all the liabilities of the Company were paid, and the net proceeds were distributed in liquidation of the Company; and (ii) the purchase price shall be paid by wire transfer or other immediately-available funds at closing, which shall be held within sixty (60) days following written notice from the Manager.

9.4 Incorporation. If the Manager determines that the business of the Company should be conducted in a corporation rather than in a limited liability company, whether for tax or other reasons, each Member shall cooperate in transferring the business to a newly-formed corporation and shall execute such agreements as the Manager may reasonably determine are necessary or appropriate, consistent with the terms of the this Agreement. In such event each Member shall receive stock in the newly-formed corporation equivalent to his, her, or its Units.

9.5 Drag-Along Right. In the event the Manager approves a sale or other disposition of all of the issued and outstanding Units of the Company or, alternatively, all of the issued and outstanding Class A Units, then, upon notice of the sale or other disposition, each Member, or each Class A Member, shall execute such documents or instruments as may be requested by the Manager to effectuate such sale or other disposition and shall otherwise cooperate with the Manager. The following rules shall apply to any such sale or other disposition: (i) if the sale or other disposition is to the Manager or any person related to the Manager, the selling price shall not be less than the selling Members, or Class A Members, would receive if all of the assets of the Company were sold for their fair market value, the liabilities of the Company were satisfied, and the net proceeds were distributed among the Members in liquidation of the Company; (ii) each Member, or Class A Member, shall represent that he, she, or it owns his, her, or its Units free and clear of all liens and other encumbrances, that he, she, or it has the power to enter into the transaction, and whether he, she, or it is a U.S. person, but shall not be required to make any other representations or warranties; (iii) each Member, or Class A Member, shall grant to the Manager a power of attorney to act on behalf of such Class A Member, in connection with such sale or other disposition; and (iv) each Member, or Class A Member, shall receive, as consideration for such sale or other disposition, the same amount he, she, or it would have received had all or substantially all of the assets of the Company been sold, the liabilities of the Company satisfied, and the net proceeds distributed among the Members in liquidation of the Company. For these purposes, a person shall be treated as “related” to the Manager if such person bears a relationship to the Manager described in section 267(b) of the Code or in section 707(b) of the Code, determined by substituting the phrase “at least 10%” for the phrase “more than 50%” each place it appears in such sections.

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9.6 Fair Market Value of Assets.

9.6.1 In General. For purposes of section 9.3.3 and section 9.5, the fair market value of the Company’s assets shall be as agreed by the Manager and the Member(s) whose Units are being purchased. If they cannot agree, the fair market values shall be determined by a single qualified appraiser chosen by the mutual agreement of the Manager and the Member(s) in question. If they cannot agree on a single appraiser, then they shall each select a qualified appraiser to determine the fair market value. Within forty-five (45) days, each such appraiser shall determine the fair market value, and if the two values so determined differ by less than ten percent (10%) then the arithmetic average of the two values shall conclusively be deemed to be the fair market value of the assets. If the two values differ by more than ten percent (10%), then the two appraisers shall be instructed to work together for a period of ten (10) days to reconcile their differences, and if they are able to reconcile their differences to within a variation of ten percent (10%), the arithmetical average shall conclusively be deemed to be the fair market value. If they are unable to so reconcile their differences, then the two appraisers shall, within ten (10) additional days, pick a third appraiser. The third appraiser shall, within an additional ten (10) days, review the appraisals performed by the original two, and select the one that he believes most closely reflects the fair market value of the Company’s assets, and that appraisal shall conclusively be deemed to be the fair market value.

9.6.2 Special Rules.

(a) Designation of Representative. If the Units of more than one Class A Member are being purchased, then all such Members shall select a single representative, voting on the basis of the number of Class A Units owned by each, and such single representative (who may but need not be one of the Members in question) shall speak and act for all such Members.

(b) Cost of Appraisals. The Company on one hand and the Class A Member(s) whose Units are being purchased on the other hand shall each pay for the appraisal such party obtains pursuant to section 9.6.1. If a third appraiser is required, the parties shall share the cost equally.

9.7 Waiver of Appraisal Rights. Each Member hereby waives any contractual appraisal rights such Member may otherwise have pursuant to 6 Del. C. §18-210 or otherwise, as well as any “dissenter’s rights.”

ARTICLE 10: POWER OF ATTORNEY

10.1 In General. The Manager shall at all times during the term of the Company have a special and limited power of attorney as the attorney-in-fact for each Class A Member, with power and authority to act in the name and on behalf of each such Class A Member, to execute, acknowledge, and swear to in the execution, acknowledgement and filing of documents which are not inconsistent with the provisions of this Agreement and which may include, by way of illustration but not by limitation, the following:

10.1.1 This Agreement and any amendment of this Agreement authorized under Article 12;

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10.1.2 Any other instrument or document that may be required to be filed by the Company under the laws of any state or by any governmental agency or which the Manager shall deem it advisable to file;

10.1.3 Any instrument or document that may be required to effect the continuation of the Company, the admission of new Members, or the dissolution and termination of the Company; and

10.1.4 Any and all other instruments as the Manager may deem necessary or desirable to effect the purposes of this Agreement and carry out fully its provisions.

10.2 Terms of Power of Attorney. The special and limited power of attorney of the Manager (i) is a special power of attorney coupled with the interest of the Manager in the Company, and its assets, is irrevocable, shall survive the death, incapacity, termination or dissolution of the granting Class A Member, and is limited to those matters herein set forth; (ii) may be exercised by the Manager by an through one or more of the officers of the Manager for each of the Members by the signature of the Manager acting as attorney-in-fact for all of the Class A Members, together with a list of all Class A Members executing such instrument by their attorney-in-fact or by such other method as may be required or requested in connection with the recording or filing of any instrument or other document so executed; and (iii) shall survive an assignment by a Class A Member of all or any portion of his, her, or its Class A Units except that, where the assignee of the Class A Units owned by the Class A Member has been approved by the Manager for admission to the Company, the special power of attorney shall survive such assignment for the sole purpose of enabling the Manager to execute, acknowledge and file any instrument or document necessary to effect such substitution.

10.3 Notice to Members. The Manager shall promptly furnish to each Class A Member a copy of any amendment to this Agreement executed by the Manager pursuant to a power of attorney from such Class A Member.

ARTICLE 11: DISSOLUTION AND LIQUIDATION

11.1 Dissolution. The Company shall be dissolved upon the first to occur of (i) the date twelve (12) months following the sale of all or substantially all, for cash or cash equivalents, of all of the Portfolio Investments and other assets of the Company or (ii) the determination of the Manager to dissolve. The Members hereby waive the right to have the Company dissolved by judicial decree pursuant to 6 Del. C. §18-802.

11.2 Liquidation.

11.2.1 Generally. If the Company is dissolved, the Company’s assets shall be liquidated and no further business shall be conducted by the Company except for such action as shall be necessary to wind up its affairs and distribute its assets to Members pursuant to the provisions of this Article 11. Upon such dissolution, the Manager shall have full authority to wind up the affairs of the Company and to make final distribution as provided herein.

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11.2.2 Distribution of Assets. After liquidation of the Company, the assets of the Company shall be distributed as set forth in section 5.2.2.

11.2.3 Distributions in Kind. The assets of the Company shall be liquidated as promptly as possible so as to permit distributions in cash, but such liquidation shall be made in an orderly manner so as to avoid undue losses attendant upon liquidation. In the event that in the Manager’s opinion complete liquidation of the assets of the Company within a reasonable period of time proves impractical, assets of the Company other than cash may be distributed to Members in kind but only after all cash and cash equivalents have first been distributed.

11.2.4 Statement of Account. Each Member shall be furnished with a statement prepared by the Company’s accountants, which shall set forth the assets and liabilities of the Company as of the date of complete liquidation, and the Capital Account of each Member immediately prior to any distribution in liquidation.

ARTICLE 12: AMENDMENTS

12.1 Amendments Not Requiring Consent. The Manager may amend this Agreement without the consent of any Member to effect:

12.1.1 The correction of typographical errors;

12.1.2 A change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

12.1.3 The creation of additional classes of limited liability company interests pursuant to section 4.1, subject to the preemptive rights of Class A Members set forth in section 4.2;

12.1.4 The admission, substitution, withdrawal, or removal of Members in accordance with this Agreement;

12.1.5 An amendment that cures ambiguities or inconsistencies in this Agreement;

12.1.6 An amendment that adds to its own obligations or responsibilities;

12.1.7 A change in the fiscal year or taxable year of the Company and any other changes that the Manager determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Company;

12.1.8 A change the Manager determines to be necessary or appropriate to prevent the Company from being treated as an “investment company” within the meaning of the Investment Company Act of 1940;

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12.1.9 A change to facilitate the trading of Class A Units or derivatives relating to Class A Units, including changes required by law or by the rules of a securities exchange;

12.1.10 A change to facilitate the trading of digital assets and the tokenization of digital assets created by the Company, Manager, or affiliates of the Company or Manager;

12.1.11 A change the Manager determines to be necessary or appropriate to satisfy any requirements or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any Federal or State statute, including but not limited to “no-action letters” issued by the Securities and Exchange Commission;

12.1.12 A change that the Manager determines to be necessary or appropriate to prevent the Company from being subject to the Employee Retirement Income Security Act of 1974;

12.1.13 A change the Manager determines to be necessary or appropriate to reflect an investment by the Company in any corporation, partnership, joint venture, limited liability company or other entity;

12.1.14 An amendment that conforms to the Disclosure Document;

12.1.15 An amendment required by the Company’s lenders;

12.1.16 Any amendment expressly permitted in this Agreement to be made by the Manager acting alone; or

12.1.17 Any other amendment that does not have, and could not reasonably be expected to have, a material adverse effect on the Class A Members.

12.2 Amendments Requiring Majority Consent. Any amendment that has, or could reasonably be expected to have, an adverse effect on the Class A Members, other than amendments described in section 12.4, shall require the consent of the Manager and Class A Members holding a majority of the Class A Units.

12.3 Amendments to Vary Distributions. The Manager may amend Article 5 to increase the distributions to one or more Class A Members, without the consent of any other Class A Member, provided that any such increase does not decrease the distributions to any other Class A Members. Any such amendment may be affected by a letter agreement between the Manager and the affected Class A Member(s).

12.4 Amendments Requiring Unanimous Consent. The following amendments shall require the consent of the Manager and each affected Member:

12.4.1 An amendment deleting or modifying any of the amendments already listed in this section 12.4;

12.4.2 An amendment that would require any Class A Member to make additional Capital Contributions; and

12.4.3 An amendment that would impose personal liability on any Class A Member.

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12.5 Procedure for Obtaining Consent. If the Manager proposes to make an amendment to this Agreement that requires the consent of Class A Members, the Manager shall notify each affected Class A Member (who may be all Class A Members, or only Class A Members holding a given class of Class A Units) in writing, specifying the proposed amendment and the reason(s) why the Manager believe the amendment is in the best interest of the Company. At the written request of Class A Members holding at least Twenty Percent (20%) of the Class A Units entitled to vote on the amendment, the Manager shall hold an in-person or electronic meeting (e.g., a webinar) to explain and discuss the amendment. Voting may be through paper or electronic ballots. If the Manager proposes an amendment that is not approved by the Class A Members within ninety (90) days from proposal, the Manager shall not again propose that amendment for at least six (6) months. If a Class A Members is asked for consent and does not provide a negative response within thirty (30) days, such lack of a response will be deemed a valid consent.

ARTICLE 13: MISCELLANEOUS

13.1 Notices. Any notice or document required or permitted to be given under this Agreement may be given by a party or by its legal counsel and shall be deemed to be given (i) one day after being deposited with an overnight delivery service, or (ii) on the date transmitted by electronic mail, unless the recipient demonstrates that such electronic mail was not received into the recipient’s Inbox, to the principal business address of the Company, if to the Company or the Manager, to the email address of A Class A Member provided by such Class A Member, or such other address or addresses as the parties may designate from time to time by notice satisfactory under this section.

13.2 Electronic Delivery. Each Member hereby agrees that all communications with the Company, including all tax forms, shall be via electronic delivery.

13.3 Governing Law. This Agreement shall be governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws. Each Member hereby (i) consents to the personal jurisdiction of the Delaware courts or the Federal courts located in or most geographically convenient to Wilmington, Delaware, (ii) agrees that all disputes arising from this Agreement shall be prosecuted in such courts, (iii) agrees that any such court shall have in personam jurisdiction over such Member, and (iv) consents to service of process by notice sent by regular mail to the address on file with the Company and/or by any means authorized by Delaware law.

13.4 Waiver of Jury Trial. EACH MEMBER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH MEMBER IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

13.5 Signatures. This Agreement may be signed (i) in counterparts, each of which shall be deemed to be a fully-executed original; and (ii) electronically, e.g., via DocuSign. An original signature transmitted by facsimile or email shall be deemed to be original for purposes of this Agreement.

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13.6 No Third-Party Beneficiaries. Except as otherwise specifically provided in this Agreement, this Agreement is made for the sole benefit of the parties. No other persons shall have any rights or remedies by reason of this Agreement against any of the parties or shall be third party beneficiaries of this Agreement in any way.

13.7 Binding Effect. This Agreement shall inure to the benefit of the respective heirs, legal representatives and permitted assigns of each party, and shall be binding upon the heirs, legal representatives, successors and assigns of each party.

13.8 Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not deemed a part of the context hereof.

13.9 Pronouns and Plurals. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

13.10 Execution by Class A Members. It is anticipated that this Agreement will be executed by Class A Members through the execution of a separate Investment Agreement.

13.11 Legal Representation. The Company and the Manager have been represented by Royer Cooper Cohen Braunfeld LLC (“RCCB”) in connection with the preparation of this Agreement. Each Class A Member (i) represents that such Member has not been represented by RCCB in connection with the preparation of this Agreement, (ii) agrees that RCCB may represent the Company and/or the Manager in the event of a dispute involving such Class A Member, and (iii) acknowledges that such Class A Member has been advised to seek separate counsel in connection with this Agreement.

13.12 Days. Any period of days mandated under this Agreement shall be determined by reference to calendar days, not business days, except that any payments, notices, or other performance falling due on a Saturday, Sunday, or federal government holiday shall be considered timely if paid, given, or performed on the next succeeding business day.

13.13 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to its subject matter and supersedes all prior agreements and understandings.

[Remainder of Page Left Intentionally Blank – Signatures to Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SCHOLAR HOSPITALITY HOLDINGS I LLC

By:	Scholar Hospitality Holdings I GP LLC, As Manager

By	/s/ Gary Brandeis
Gary Brandeis, Manager

SCHOLAR HOSPITALITY HOLDINGS I GP LLC

By	/s/ Gary Brandeis
Gary Brandeis, Manager

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